Corpay® Completes Refinancing and Increases Revolving Credit Facility to $3.7 Billion
Increases liquidity by over $1 billion
Extends maturity to 2031

ATLANTA, GA—May 21, 2026—Corpay, Inc. (NYSE: CPAY), the corporate payments and expense management company today announced that it closed an amendment to increase its revolving credit facility by $925 million to $3.7 billion and to increase to its Term Loan A by $420 million to $3.3 billion, both for new 5-year terms. The USD interest rates are 10 basis points lower than the existing facilities.

The Company plans to use $1 billion of the proceeds to pay down a portion of its Term Loan B and refinance a portion of its Term Loan B, resulting in a $2.9 billion Term Loan B, maturing in November 2032. This will also result in lower annual interest expense.

“We’re very pleased to upsize and extend our credit facilities,” said Ron Clarke, chairman and chief executive officer, Corpay, Inc. “This is a reflection of the durability of Corpay’s earnings power, and these amended facilities provide us additional liquidity to grow the business.”

“Our debt facility continues to price at very attractive levels, and will result in interest expense savings for the extended term,” said Peter Walker, chief financial officer, Corpay, Inc. “We’re very appreciative of our bank partners stepping up to support this upsized credit facility.”

Bank of America, N.A. is the Administrative Agent and BofA Securities, Inc., PNC Bank, National Association J.P. Morgan Chase Bank, N.A, Barclays Bank, PLC, TD Securities (USA) LLC., Wells Fargo Securities, LLC, and BMO Capital Markets Corp., served as Joint Lead Arrangers and Joint Bookrunners. The Bank of Nova Scotia, Capital One, National Association, Citizens Bank, N.A., Fifth Third Bank National Association, Industrial and Commercial Bank of China Limited, New York Branch, Keybanc Capital Markets PLC, Mizuho Bank, LTD. Truist Securities, Inc. and Royal Bank of Canada as joint lead arrangers.

About Corpay

Corpay (NYSE: CPAY), the Corporate Payments and Expense Management Company, is a global S&P 500 provider of employee payments (e.g, spend management solutions, fleet cards, and virtual cards) B2B vendor payments (e.g., invoice and payments automation), and cross-border solutions (fx payments, risk management solutions and global bank accounts) to businesses worldwide. Corpay solutions “keep business moving” and result in our customers better controlling business expenses, mitigating fraud, and ultimately spending less. To learn more visit www.corpay.com

Contacts

Investor Relations
Jim Eglseder, 770-417-4697

Jim.Eglseder@corpay.com